Exhibit 99.1

QUARTERLY REPORT December 2019 Highlights OPERATIONS ROM production for the December quarter was 6.6 Mt, down 12.8% on the previous quarter. ROM production for FY19 totalled 30.8 Mt, in line with the prior year. Saleable production for the December quarter was 4.6 Mt, down 12.4% on the September quarter. Total saleable production for FY19 was 20.2 Mt and in line with the prior year. Curragh total saleable production for FY19 was 12.5 Mt, up 3.2% on FY18. Reduced ROM and saleable production for the December quarter were due to higher inventories at US operations and an extended planned maintenance shutdown at Curragh. COAL SALES December quarter sales volumes of 4.7 Mt were down 5.1% on the previous quarter, primarily due to reduced sales from US operations as Atlantic Basin demand weakened and shipments to China were suspended. Total sales volumes for FY19 of 19.9 Mt were slightly below the previous year volumes of 20.2 Mt. Curragh FY19 sales volume of 12.8 Mt was 6.3% higher than FY18. Metallurgical coal as a proportion of saleable production was 80.9% for the December quarter and 83.7% for FY19, up 0.9% over the previous year. Export sales for the December quarter of 75.0% were in line with the previous quarter. Total export sales for FY19 of 75.7% was up 7.2% over the prior year. Group realised metallurgical coal price of $111.8 per tonne for the December quarter (average for all grades with a mix of FOR and FOB pricing) was down 11.2% compared to the prior quarter. FINANCIAL AND CORPORATE December quarter revenue was US$446 million (unaudited). FY19 revenue was US$2,216 million (unaudited), compared with US$2,296 million for FY18. FY19 mining cost per tonne sold of US$51.8 per tonne (unaudited), 8.8% lower compared to FY18 and within guidance. Net debt of US$303 million as at 31 December 2019 (unaudited). * FY18 has been stated on a proforma basis 1 Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 F +61 7 3229 7402 E investors@coronadoglobal.com.au www.coronadoglobal.com.au About Coronado Coronado Global Resources Inc is a leading international producer of high-quality metallurgical coal, an essential element in the production of steel. Our coals, transformed in the steelmaking process, support the manufacture of every day steel-based products that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest metallurgical coal producers globally by export volume and the largest metallurgical coal producer in the United States by production volume. The management team has over 100 years of combined experience in all aspects of the coal value chain and has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated.

Message from the CEO Curragh Mine Incident As reported recently, the operations at the Curragh Mine were suspended on 12 January 2020 when a contractor was fatally injured during a tyre change activity in the main workshop on site. The Queensland Mines Inspectorate subsequently issued a directive that requires all relevant tyre and wheel rim fitting activities be suspended until the Inspectorate and Coronado are satisfied that these activities can recommence safely. Work at the mine recommenced gradually from Friday 17 January following return to work safety sessions involving all workers on site. At the time of writing, relevant tyre and wheel rim fitting activities have not yet recommenced. We extend our deepest sympathies to the family of the individual and all those affected by this tragic event. Our priority remains the welfare and safety of our employees and contractors and we continue to provide counselling and support. December Quarter and FY19 Performance Looking back, 2019 proved to be a year of two very different halves. A strong first half was followed by challenging market conditions in the second half. Against this backdrop, we are pleased that Coronado achieved ROM, saleable production and sales volumes that were on par with the previous year. Curragh ended the year with its best sales year on record, underpinned by further gains in the operational efficiency of our dragline fleet and enhanced CHPP reliability. The planned September maintenance shutdown at Curragh, which was extended into early October, helped us improve the overall reliability of the plant infrastructure. For our US operations, the December quarter was a challenging period on a number of fronts. A decline in demand from the Atlantic steel market, substantially lower spot metallurgical coal prices, coupled with the tariffs on US coal imports into China resulted in higher inventory levels and the suspension of shipments of Buchanan coal to China in October. As a result, the annual holiday shut down at Buchanan in December was extended to further reduce inventory while sales continued during this period. In anticipation of a trade resolution with China, two cargoes of Buchanan coal were loaded and sold in mid-November. In January 2020, the United States Government signed a Phase One trade deal with China that includes metallurgical coal exports. Whilst the details of the agreement and the impact on the tariffs on coal exports are yet to be clarified, there is now a clear path for export of Buchanan coal to China. This is likely to substantially reduce inventory levels at Buchanan and enable full scale mining operations to continue. During the quarter, demand for seaborne metallurgical coal continued to be influenced by port restrictions on Australian coal imports into China. As a result, the metallurgical coal market remained range bound between $130 to $140 per tonne during the December quarter. Due to weakened demand in the Atlantic market, we have committed a higher proportion of US production in 2020 to the domestic market. We continue to explore new marketing channels for our US coal brands into other markets by leveraging our existing global relationships and expect this initiative will generate new sales opportunities beyond 2020. Unaudited revenue for FY19 was $2,216 million. Strong coal pricing in the first half was offset by sustained lower pricing and difficult operating and trading conditions in the second half. Mining costs per tonne declined by 8.8% to $51.8 per tonne driven by operational improvements and efficiency gains at Curragh. Total saleable production for FY19 was 20.2 Mt, which was in line with FY18. The decision to suspend mining at the Toney Fork surface mine and commence production from new mining sources at Logan saw the proportion of metallurgical coal saleable production increase by 0.9% over the prior year. The 2019 financial year saw Coronado consolidate its operational asset base and build a solid platform for growth. Strong financial and operational performance underpinned shareholder distributions of $699 million during the year. The Curragh expansion plan remains on track and we continue to evaluate all opportunities to ensure our capital is employed efficiently. Whilst economic conditions remain challenging, we are well placed to deliver solid returns for shareholders in 2020. Gerry Spindler, Chief Executive Officer 2

Production and Sales

Quarterly Production and Sales Performance (Unaudited)

Summary Information		Dec Q19	Sep Q19	Change	Dec 2019 YTD	Dec 2018 YTD[1]	Change
ROM Production	**Mt**	**6.6**	**7.6**	**(12.8%)**	**30.8**	**30.7**	**0.2%**
Curragh	Mt	3.7	3.8	(2.0%)	16.4	15.4	6.4%
Buchanan	Mt	1.4	1.9	(24.8%)	6.9	7.2	(4.4%)
Logan	Mt	1.3	1.6	(22.2%)	6.6	7.0	(7.0%)
Greenbrier	Mt	0.2	0.2	-	0.9	1.1	(10.1%)
Saleable Production	**Mt**	**4.6**	**5.2**	**(12.4%)**	**20.2**	**20.2**	**0.3%**
Curragh	Mt	3.1	3.1	-	12.5	12.1	3.2%
Buchanan	Mt	0.9	1.2	(27.4%)	4.5	4.7	(4.8%)
Logan	Mt	0.5	0.7	(27.8%)	2.7	2.7	(2.0%)
Greenbrier	Mt	0.1	0.2	(48.9%)	0.6	0.6	-
% Met coal	**%**	**80.9%**	**83.7%**	**(3.4%)**	**83.7%**	**82.9%**	**0.9%**
Sales Volumes	**Mt**	**4.7**	**4.9**	**(5.1%)**	**19.9**	**20.2**	**-1.0%**
Curragh	Mt	3.3	3.1	5.8%	12.8	12.0	6.3%
Buchanan	Mt	0.8	1.0	(21.7%)	4.2	4.8	(13.0%)
Logan	Mt	0.5	0.6	(19.0%)	2.5	2.6	(4.0%)
Greenbrier	Mt	0.0	0.1	(65.8%)	0.4	0.7	(36.0%)
Sales Mix							
Met Coal	%	76.3%	79.5%	(3.9%)	78.8%	78.5%	0.3%
Thermal Coal	%	23.7%	20.5%	15.2%	21.2%	21.5%	(1.2%)
Export Sales	%	75.0%	75.0%	-	75.7%	70.6%	7.2%
Domestic Sales	%	25.0%	25.0%	-	24.3%	29.4%	(17.3)
AU – Realised Met price (FOB)	US$/t	119.7	136.8	(12.5%)	140.4	154.6	(9.2%)
Index Price	US$/t	140.1	161.5	(13.3%)	177.6	206.8	(14.1%)
% of Index	%	85.4%	84.7%	0.7%	79.1%	74.8%	4.3%
US – Realised Met price (FOR)	US$/t	96.6	109.9	(12.0%)	111.3	107.0	4.0%
% of Index	%	68.9%	68.0%	0.1%	62.7%	69.2%	(6.5%)
Group - Realised Met price	US$/t	111.8	125.9	(11.2%)	128.8	133.3	(3.3%)
% of Index	%	79.8%	78.0%	1.8%	72.5%	86.2%	(13.7%)

December quarter ROM coal production was 6.6 Mt, 12.8% lower compared to the September quarter due to the planned maintenance shutdown at Curragh extending into October. This resulted in reduced dragline exposure and coal mining for the quarter. ROM production at Buchanan was 1.4 Mt, 24.8% lower as high inventories of saleable production impacted stacking capacity. Logan's ROM production was 1.3 Mt, down 22.2%, as operations were reduced in response to weakened demand from the Atlantic market.

Saleable production for the Group of 4.6 Mt for the December quarter decreased by 12.4% compared to the September quarter. Saleable production at Curragh was 3.1 Mt, which was in line with the previous quarter. Buchanan's saleable production of 0.9 Mt for the December quarter was 27.4% lower than the September quarter. Saleable production at Logan decreased by 27.8% on weaker Atlantic market demand and increased clean coal inventories. Metallurgical coal as a proportion of saleable production was 80.9% for the December quarter and 83.7% for FY19.

December quarter sales volumes of 4.7 Mt were 5.1% lower than the September quarter volumes. Sales volumes at Curragh were 3.3 Mt, representing a 5.8% increase as availability of infrastructure improved following extensive planned maintenance in September/October.

Sales volumes at Buchanan were 0.8 Mt or 21.7% lower compared to the previous quarter. Clean coal inventories remained high due to lower exports to China throughout the quarter. However, in mid-November two shipments were loaded and sold for delivery to China in anticipation of a Phase One trade deal being agreed. The Phase One trade agreement between China and United States was signed in January 2020.

Logan's sales volumes were 0.5 Mt, 19.0% lower than the September quarter. Lower demand from Atlantic Basin steel mills has resulted in higher port inventories and lower sales.

The realised metallurgical coal price for Curragh was $119.7 per tonne (FOB) for the December quarter, a decrease of 12.5% compared to the previous quarter. The realised metallurgical coal price for the US operations of $96.6 per tonne (FOR) was 12.0% lower than the September quarter.

[1] December 2018 Year-To-Date has been displayed on a Proforma basis

3

Q4 FY19 Sales Mix Q4 FY19 Export Mix 24% 25% 76% 75% Metallurgical Coal Thermal Coal Export Sales Domestic Sales Coronado’s proportion of metallurgical coal sales in the December quarter was 76.3% of the total sales mix. The decrease in metallurgical coal sales was a function of a higher proportion of thermal coal production at Curragh during the quarter. Export sales as a percentage of total sales for the December quarter was 75%, in line with the previous quarter. Financial and Corporate Unaudited December quarter revenue was $446 million. Total Group revenue (unaudited) for FY19 was $2,216 million compared to $2,296 million for FY18. Unaudited FY19 mining cost per tonne sold for the Group was $51.8 per tonne, 8.8% lower than in FY18. Mining costs per tonne was within the guidance range of $51/t to $52/t. Capital expenditure for FY19 was $184 million (unaudited). Capital expenditure was slightly higher than the FY19 guidance range ($160 million to $180 million) as a result of the development costs associated with the Stanwell Reserved Area. At 31 December 2019 the Company’s net debt position was $303 million. In December 2019, Coronado changed its registered office address to Level 33 Central Plaza One, 345 Queen Street, Brisbane QLD, 4001 Australia Coronado will release its FY19 results to the market on 25 February 2020. 4

Operational Overview Safety In Australia, the 12-month rolling sold and shipped two cargos of Buchanan coal to China in mid-November which will land in country in 2020. The Buchanan operation was partially idled over the Christmas holiday period to further manage inventory levels. Contracted sales were fulfilled from existing inventory. Buchanan commenced normal operations from January 2020 with no further delays in production anticipated for the first quarter of 2020. Logan ROM production at the Logan Complex was 1.3 Mt, average Total Reportable Injury Frequency Rate (TRIFR) at the end of the quarter was 6.5. In the US, where Buchanan achieved 1 million-man hours without a lost time incident, the Total Reportable Incident Rate (TRIR) for 12-month rolling average period was 2.14. Curragh The December 2019 quarter was impacted by the September CHPP maintenance shut down which extended into October and reduced expected saleable production. The planned maintenance shut down will result in further improvement in CHPP reliability. ROM production for the December quarter was 3.7 Mt, a reduction of 2.0%. Saleable production was 3.1 Mt, in line with the previous quarter. Sales volumes of 3.3 Mt were 5.8% higher than the prior quarter as availability of rail and port infrastructure increased following the scheduled maintenance in the September quarter. The realised metallurgical coal price for Curragh was $119.7 (FOB) for the quarter which was 12.5% lower than the previous quarter. This was a result of a moderation in the three-month lag pricing in which Curragh coal is priced. The Central Highlands region, where Curragh is located, is experiencing a significant dry period. Despite recent rainfall, Curragh is closely monitoring water supply and has prepared contingency plans in the event that its water allocation is reduced. Buchanan December quarter ROM production was 1.4Mt, 24.8% lower than the September quarter. The reduction was the result of higher inventory levels due to softening demand from Atlantic Basin steel mills and continued tariff implications resulting in lower export volumes into China. Saleable production was 0.9Mt, 27.4% lower compared 22.2% down on the September quarter. Saleable production during the December was 0.5 Mt or 27.8% lower than the September quarter. ROM and saleable production volumes were lower compared to the September quarter due to slowdown in operations driven by the softening demand from steel mills located in the Atlantic Basin. This resulted in a slowdown in vessel loadings and increase in port inventories. Coronado has concluded sales negotiations for HVA and HVB for 2020. Given the weakened demand from Atlantic Basin steel mills, a higher proportion of domestic US sales have been committed for Logan high vol products in 2020. Greenbrier ROM production at Greenbrier was 0.2 Mt, in line with the previous quarter. Saleable production of 0.1 Mt was 48.9% lower than the September quarter. Production was impacted by adverse geological conditions. Sales volumes were 65.8% higher than the previous quarter. to the September quarter. High inventory levels constrained stockpile space at the CHPP decreasing production levels.To manage inventory, Coronado 5

Exploration & Development

A drilling and seismic exploration program was approved during the first half of FY19 to define a potential underground resource at Curragh. Exploration work commenced during the December quarter.

Additional core hole drilling and subsurface geotechnical exploration commenced at Pangburn-Shaner-Fallowfield (PSF), Pennsylvania USA, during the December quarter. Design and permitting for the property continued.

Coal Market Outlook

During the December quarter the Platts PLV Coking Coal price tracked sideways from $137.0/t to circa $136.6/t in late December. The index price has since escalated above $145.0/t following an increase in demand from China.

Port restrictions affecting Australian coal exports to China has been somewhat relaxed resulting in a renewed demand for spot shipments. Policy intentions remain unclear, however steel mills in China continue to target high grade low impurity Australian coking coal products.

Steel demand in China is expected to be strong in 2020 as the Chinese Government has announced a stimulus package targeting infrastructure investment. It is expected the stimulus will be implemented post Chinese New Year in late February.

Steel producers outside of China, in particular Japan, Korea, Brazil and Europe have been affected by a slowdown in the demand for steel. Spot coal availability remains strong in the Atlantic and Pacific basins with the market presently oversupplied.

The Indian Government executed several monetary initiatives in late 2019 which is expected to increase construction activity and investment infrastructure. Demand for steel making raw materials is expected to increase over the first quarter of 2020.

Glossary

A$	Australian dollar currency
ASX	Australian Securities Exchange
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CHPP	Coal Handling Preparation Plant
EBITDA	Earnings before interest, tax, depreciation and amortization
FOB	Free Onboard Board in the vessel at the port
FOR	Free Onboard Rail in the railcar at the mine
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Index	Platts Premium Low Volatile HCC, US$/t FOB East Coast Australia, except for Prospectus proforma, Wood Mackenzie Qld HCC benchmark
Kt	Thousand tonnes, metric
Met Coal	Metallurgical quality coal
Mining costs per tonne sold	Costs of coal revenues / sales volumes
Mt	Million tonnes, metric
PCI	Pulverised Coal Injection
Net Debt	Defined as borrowings less cash
Realised price	Weighted average revenue per tonne sold
ROM	Run of Mine, coal mined
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
TRIFR	Total Reportable Injury Frequency Rate
TRIR	Total Reportable Incident Rate
US$	United States dollar currency

For further information, please contact:

Corporate

Matthew Sullivan
P +61 412 157 276
E msullivan@coronadoglobal.com.au

Investors

Aidan Meka
P +61 428 082 954
E ameka@coronadoglobal.com.au

APPENDIX Cautionary Notice Regarding Forward-Looking Statements This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers", “forecasts”, “targets” and other similar words. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Registration Statement on Form 10 Amendment No.2 filed with the ASX and SEC on 28 June 2019, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com.au. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. Reconciliation of Non-GAAP measures This report which includes a discussion of results of operations includes references to and analysis of certain non - GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Management uses a variety of financial and operating metrics to analyse performance. These metrics are significant factors in assessing operating results and profitability. These financial and operating metrics include: (i) safety and environmental metrics; (ii) sales volumes and average realised price per Mt or metallurgical coal sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; and (iii) average mining costs per Mt sold, which we define as cost of coal revenues divided by sales volumes. 7

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

(In US$000, except for volume data)	For Year Ended December 31, 2019 Total Consolidated (Unaudited)
Total costs and expenses	**1,758,945**
Less: Selling, general and administrative expense	36,062
Less: Depreciation, depletion and amortization	176,461
Total operating costs	**1,546,422**
Less: Other royalties	157,016
Less: Stanwell rebate	175,318
Less: Freight expenses	166,729
Less: Other non-mining costs	28,920
Total mining costs	**1,018,439**
Sales Volume, excluding non-produced coal (MMt)	19.6
Average mining costs per tonne sold	**$51.8/t**

A reconciliation of Realised price per Mt of metallurgical coal sold is shown below for each of the periods presented in this report:

	For three Months Ended December 31, 2019		
(In US$'000, except for volume data)	Australian Operations (unaudited)	US Operations (unaudited)	Consolidated (unaudited)
Total Revenues	**321,267**	**124,305**	**445,572**
Less: Other revenues	9,142	354	9,496
Total coal revenues	**312,125**	**123,951**	**436,076**
Less: Thermal coal revenues	31,302	7,228	38,530
Metallurgical coal revenues	**280,823**	**116,723**	**397,546**
Volume of Metallurgical coal sold (MMt)	2.3	1.2	3.6
Realised price per Mt of Metallurgical coal sold	**$119.7/t**	**$99.6/t**	**$111.8/t**

	For Year Ended December 31, 2019		
(In US$'000, except for volume data)	Australian Operations (unaudited)	US Operations (unaudited)	Consolidated (unaudited)
Total Revenues	**1,465,957**	**749,791**	**2,215,748**
Less: Other revenues	35,669	5,740	41,409
Total coal revenues	**1,430,288**	**744,051**	**2,174,339**
Less: Thermal coal revenues	102,867	47,510	150,377
Metallurgical coal revenues	**1,327,421**	**696,541**	**2,023,962**
Volume of Metallurgical coal sold (MMt)	9.5	6.3	15.7
Realised price per Mt of Metallurgical coal sold	**$140.4/t**	**$111.3/t**	**$128.8/t**

8

For Three Months Ended September 30, 2019 Australian Operations (unaudited) US Operations (unaudited) Consolidated (unaudited) (In US$’000, except for volume data) Less: Other revenues 8,289 1,778 10,067 Less: Thermal coal revenues 23,582 11,274 34,856 Volume of Metallurgical coal sold (MMt) 2.3 1,568 3,828 For Year Ended December 31, 2018 Australian Operations proforma (unaudited) Consolidated proforma (unaudited) US Operations (unaudited) (In US$’000, except for volume data) Less: Other revenues 32,527 5,383 37,910 Less: Thermal coal revenues 98,826 51,837 150,663 Volume of Metallurgical coal sold (Mt) 8,739 7,083 15,821 Reconciliations of certain forward-looking non-GAAP financial measures, including our 2019 EBITDA guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results. 9 Realised price per Mt of Metallurgical coal sold$154.6/t$107.0/t$133.3/t Metallurgical coal revenues1,350,727757,7042,108,431 Total coal revenues1,449,553809,5412,259,094 Total Revenues1,482,080814,9242,297,004 Realised price per Mt of Metallurgical coal sold$136.8/t$109.9/t$125.9/t Metallurgical coal revenues318,634172,284490,918 Total coal revenues342,216183,558525,774 Total Revenues350,505185,336535,841